Exhibit 10.3

SEPARATION AGREEMENT

between

CENDANT CORPORATION

and

PHH CORPORATION

i

EXHIBITS

Exhibit A	Tax Sharing Agreement

Exhibit B	Transition Services Agreement

Exhibit C	Cendant Portions

Exhibit D	Certain Indemnified Matters

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of January 31, 2005, between CENDANT CORPORATION, a Delaware corporation (“Cendant”), and PHH CORPORATION, a Maryland corporation (“PHH,” and together with Cendant, each a “Party,” and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in ARTICLE V hereof.

RECITALS

WHEREAS, Cendant is the beneficial owner of all the issued and outstanding common stock of PHH;

WHEREAS, Cendant, through its wholly-owned subsidiary, PHH, is engaged in the business of home mortgage lending and commercial fleet management services;

WHEREAS, the Boards of Directors of Cendant and PHH have each determined that it would be appropriate and desirable to separate the PHH Business from Cendant by means of the Distribution (as defined herein);

WHEREAS, PHH has registered shares of PHH common stock pursuant to a registration statement on Form 8-A pursuant to the Securities Exchange Act of 1934 (the “Registration Statement”); and

WHEREAS, the Parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth the principal arrangements between them regarding the separation of the PHH Business from Cendant;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, Cendant and PHH mutually covenant and agree as follows:

ARTICLE I

COVENANTS AND OTHER MATTERS

Section 1.1       Other Agreements.

Cendant and PHH agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

Section 1.2       Further Instruments.

At the request of Cendant and without further consideration, PHH will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Cendant and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Cendant may reasonably deem necessary or desirable in order to have PHH fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by PHH under this Agreement or any document in connection herewith and to relieve Cendant or any Cendant Affiliate of any Liability or obligation with respect thereto and evidence the same to third parties. Neither Party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees on the behalf of the other Party, unless reimbursed by the other Party. Furthermore, each Party, at the request of the other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 1.3       Agreement For Exchange Of Information.

(a)          Generally. Each of Cendant and PHH agrees to provide, or cause to be provided, to the other, at any time, as soon as reasonably practicable after written request therefor, all reports and other Information regularly provided by PHH or any PHH Affiliate to Cendant prior to the Distribution Date and any Information in the possession or under the control of such Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) to comply with any judicial, regulatory, administrative or other proceeding or order or to satisfy audit, accounting, claims, regulatory, litigation, stock exchange or other similar requirements (except in the case of a legal or other proceeding by one Party against the other Party), or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Each of Cendant and PHH agree to make their respective personnel available, at reasonable times and upon the provision of reasonable advance written notice, to discuss the Information exchanged pursuant to this Section 1.3.

(b)         Internal Accounting Controls; Financial Information. After the Distribution Date and until the first Cendant fiscal year end occurring after the Distribution Date (and for a reasonable period thereafter as required to fulfill the Parties’ respective reporting and tax obligations), (i) each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent reasonably necessary to enable the other Party to satisfy its reporting, tax return, accounting, audit and other obligations, and (ii) each Party shall provide, or cause to be provided, to the other Party and its Subsidiaries, in such form as the Party has previously provided such information or, if not previously provided, as such requesting Party shall reasonably request, at no charge to the requesting Party, all financial and other data and information as the requesting Party reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(c)          Ownership Of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 1.3 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d)          Record Retention. To facilitate the possible exchange of Information pursuant to this Section 1.3 and other provisions of this Agreement after the Distribution Date, each Party agrees to use its commercially reasonable best efforts until the Distribution Date to retain all Information in its respective possession or control substantially in accordance with its respective record retention policies as in effect on the Distribution Date. However, at any time after the Distribution Date, each Party may amend its respective record retention policies at such Party’s discretion; provided, however, that if a Party desires to effect the amendment within seven (7) years after the Distribution Date, the amending Party must give thirty (30) days prior written notice of such change in the policy to the other Party to this Agreement. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Distribution Date (other than Information that is permitted to be destroyed under the current respective record retention policies of each Party) and that falls under the categories listed in Section 1.3(a), without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction.

(e)          Limitation Of Liability. Each Party will use its commercially reasonable best efforts to ensure that Information provided to the other Party hereunder is accurate and complete; provided, however, no Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Section 1.3 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information. No Party shall have any Liability to any other Party if any Information is destroyed or lost after the relevant Party has complied with the provisions of Section 1.3(d).

(f)          Other Agreements Providing For Exchange Of Information. The rights and obligations granted under this Section 1.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(g)          Production Of Witnesses; Records; Cooperation. After the Distribution Date, except in the case of a legal or other proceeding by one Party against another Party, each Party hereto shall use its commercially reasonable efforts to make available to each other Party, at reasonable times and upon the provision of reasonable advance written notice, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

Section 1.4       Auditors And Audits; Financial Statements; Accounting Matters. Each Party agrees that:

(a)            Date Of Auditors’ Opinion And Quarterly Reviews. Until the first Cendant fiscal year end occurring after the Distribution Date (and for a reasonable period thereafter as required to prepare consolidated financial statements or to complete a financial statement audit for the fiscal year during which the Distribution occurs), PHH shall use its best efforts to enable its independent certified public accountants (“PHH’s Auditors”) to complete their audit such that they will date their opinion on PHH’s audited annual financial statements on the same date that Cendant’s independent certified public accountants (“Cendant’s Auditors”) date their opinion on Cendant’s audited annual financial statements, and to enable Cendant to meet its timetable for the printing, filing and public dissemination of Cendant’s annual financial statements, which for 2005 shall be March 1, 2005. Until the first Cendant fiscal year end occurring after the Distribution Date (and for a reasonable period thereafter as required to prepare consolidated financial statements or to complete a financial statement audit for the fiscal year during which the Distribution occurs), PHH shall use its best efforts to enable the PHH Auditors to complete their annual audit and quarterly review procedures such that they will provide clearance on PHH’s annual and quarterly financial statements on the same date that Cendant’s Auditors provide clearance on Cendant’s annual and quarterly financial statements. To the extent necessary to fulfill its obligations under this Section 1.4(a), PHH acknowledges and agrees that it will file any quarterly and annual reports required to be filed by it under the Exchange Act on an accelerated basis, consistent with the “accelerated filer” (as defined in Exchange Act Rule 12b-2) filing schedule applicable to Cendant.

(b)            Annual And Quarterly Financial Statements. PHH shall not change its fiscal year until the Cendant fiscal year end first occurring after the Distribution Date and thereafter to the extent necessary for the purpose of preparing consolidated financial statements or completing a financial statement audit. PHH shall provide to Cendant on a timely basis all Information that Cendant reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Cendant’s annual, quarterly and monthly financial statements; provided that Cendant shall give PHH reasonable prior notice of the Information that will be required so that PHH can satisfy its obligations hereunder. Without limiting the generality of the foregoing, PHH will provide all required financial Information with respect to PHH and its Subsidiaries to PHH’s Auditors in a sufficient and reasonable time and in sufficient detail to permit PHH’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Cendant’s Auditors with respect to financial Information to be included or contained in Cendant’s annual, quarterly and monthly financial statements. Similarly, Cendant shall provide to PHH on a timely basis all financial Information that

PHH reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of PHH’s annual, quarterly and monthly financial statements; provided that PHH shall give Cendant reasonable prior notice of the Information that will be required so that Cendant can satisfy its obligations hereunder. Without limiting the generality of the foregoing, Cendant will provide all required financial Information with respect to Cendant and its Subsidiaries to PHH’s Auditors in a sufficient and reasonable time and in sufficient detail to permit PHH’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to PHH’s Auditors with respect to Information to be included or contained in PHH’s annual and quarterly financial statements.

(c)            Access to Personnel Performing The Annual Audit And Quarterly Reviews. Until March 15, 2006 and thereafter to the extent such information and cooperation is necessary for the preparation of consolidated financial statements or completing a financial statements audit, PHH shall authorize PHH’s Auditors to make available to Cendant’s Auditors, at reasonable times and upon the provision of reasonable advance written notice, both the personnel who performed or will perform the annual audits and quarterly reviews of PHH and work papers related to the annual audits and quarterly reviews of PHH, in all cases within a reasonable time prior to Cendant’s Auditors’ opinion date, so that Cendant’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of PHH’s Auditors as it relates to Cendant’s Auditors’ report on Cendant’s financial statements, all within sufficient time to enable Cendant to meet its timetable for the printing, filing and public dissemination of Cendant’s annual and quarterly statements. Similarly, Cendant shall authorize Cendant’s Auditors to make available to PHH’s Auditors, at reasonable times and upon the provision of reasonable advance written notice, both the personnel who performed or will perform the annual audits and quarterly reviews of Cendant and work papers related to the annual audits and quarterly reviews of Cendant, in all cases within a reasonable time prior to PHH’s Auditors’ opinion date, so that PHH’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Cendant’s Auditors as it relates to PHH’s Auditors’ report on PHH’s statements, all within sufficient time to enable PHH to meet its timetable for the printing, filing and public dissemination of PHH’s annual and quarterly financial statements.

(d)            Controls and Procedures. PHH and the PHH Affiliates agree to provide any assistance reasonably requested by Cendant to enable Cendant to comply with the Sarbanes-Oxley Act of 2002, the rules of the Public Company Accounting Oversight Board and rules of the Securities and Exchange Commission (the “SEC”) relating to (i) disclosure controls and procedures (as such act or rules may be amended from time to time, the “Control Rules”) and (ii) inquiries by the SEC, including, but not limited to, comment letters. Such assistance shall include but shall not be limited to:

(i)       documenting PHH’s controls and procedures related to the PHH Business;

(ii)       cooperating with Cendant’s Auditors in connection with the testing of such controls and procedures;

(iii)       making quarterly representations to Cendant regarding any material changes to such controls and procedures;

(iv)       remediating any material weakness or significant deficiency as defined by the Control Rules or any other deficiency that would prevent Cendant from complying with the Control Rules; and

(v)       providing an unqualified “Type 2” SAS 70 Report issued by an auditing firm acceptable to Cendant in connection with its obligations under the Control Rules with respect to the PHH Business.

(e)            Access To Books And Records. Until the first Cendant fiscal year end occurring after the Distribution Date and thereafter to the extent such information and cooperation is necessary for the preparation of consolidated financial statements or completing a financial statements audit, and until all governmental audits are complete and the applicable statute of limitations for tax matters has expired, PHH shall provide Cendant’s internal auditors, counsel and other designated representatives of Cendant access during normal business hours to (i) the premises of PHH and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of PHH and its Subsidiaries and (ii) the officers and employees of PHH and its Subsidiaries, so that Cendant or Cendant’s Auditors may conduct reasonable audit procedures with respect to the financial information provided by PHH pursuant hereto as well as to the internal accounting controls and operations of PHH and its Subsidiaries. Similarly, Cendant shall provide PHH’s internal auditors, counsel and other designated representatives of PHH access during normal business hours to (i) the premises of Cendant and its Subsidiaries and all Information (and duplicating rights with respect thereto) within the knowledge, possession or control of Cendant and its Subsidiaries and (ii) the officers and employees of Cendant and its Subsidiaries, so that PHH or PHH’s Auditors may conduct reasonable audit procedures with respect to the financial information provided by Cendant pursuant hereto as well as to the internal accounting controls and operations of Cendant and its Subsidiaries. This Section 1.4(e) shall survive termination of this Agreement for a period of seven (7) years after such termination.

(f)            Notice Of Change In Accounting Principles. Until the first Cendant fiscal year end occurring after the Distribution Date and thereafter if a change in accounting principles by a Party hereto would affect the historical financial statements of the other Party, neither Party shall make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Distribution Date without first consulting with the other Party, and if requested by the other Party, such Party’s independent public accountants with respect thereto. Cendant shall give PHH, and PHH shall give Cendant, as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Distribution Date. Cendant will consult with PHH and, if requested by PHH, Cendant will consult with PHH’s independent public auditors with respect thereto. This Section 1.4(f) shall not apply to any changes made by a Party in its accounting estimates or accounting principles which are required to be made by such Party as result of changes in Generally Accepted Accounting Principles in the United States after the date of this Agreement.

(g)            Conflict With Third-Party Agreements. Nothing in Section 1.3 or Section 1.4 shall require PHH or Cendant to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that PHH or Cendant is required under Section 1.3 or Section 1.4 to disclose any such Information, PHH or Cendant, as applicable, shall use its commercially reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 1.5       Confidentiality.

(a)            Notwithstanding any termination of this Agreement, for a period of ten (10) years from the Distribution Date, Cendant and PHH shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information (as defined herein) concerning the other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, PHH or Cendant, as the case may be, will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against another Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Cendant or PHH, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information. As used in this Section 1.5:

(i)      “Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning one Party which, prior to or following the Distribution Date, has been disclosed by Cendant or its Subsidiaries on the one hand, or PHH or its Subsidiaries, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 1.3 or Section 1.4 hereof or any other provision of this Agreement (except to the extent that such Information can be shown to have been (x) in the public domain through no fault of such Party (or such Party’s Subsidiary) or (y) lawfully acquired from other sources by the Party (or such Party’s Subsidiary) to which it was furnished; provided, however, in the case of (y) that, to the furnished Party’s knowledge, such sources did not provide such Information in breach of any confidentiality obligations).

(ii)       “Confidential Operational Information” shall mean all proprietary operational information, data or material including, without limitation, (a) specifications, ideas and concepts for products and services, (b) quality assurance policies, procedures and specifications, (c) customer information, (d) computer software and derivatives thereof, (e) training materials and information and (f) all other know-how, methodology, procedures, techniques and trade secrets related to design and development.

(iii)       “Confidential Business Information” shall mean all proprietary information, data or material other than Confidential Operational Information, including, but not limited to (a) proprietary earnings reports and forecasts, (b) proprietary macro-economic reports and forecasts, (c) proprietary business plans, (d) proprietary general market evaluations and surveys and (e) proprietary financing and credit-related information.

(b)            Notwithstanding anything to the contrary set forth herein, (i) Cendant and its Subsidiaries, on the one hand, and PHH and its Subsidiaries, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Cendant or its Subsidiaries, or PHH or any of its Subsidiaries, on the one hand, and any employee of Cendant or any of its Subsidiaries, or PHH or any of its Subsidiaries, on the other hand shall remain in full force and effect. Notwithstanding anything contained to the contrary set forth herein, Confidential Information of Cendant and its Subsidiaries, on the one hand, or PHH and its Subsidiaries, on the other hand, in the possession of and used by the other as of the Distribution Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the business of Cendant or the PHH Business, as the case may be, provided that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 1.5(a). Such continued right to use may not be transferred to any third party without the prior written consent of the applicable Party.

Section 1.6       Privileged Matters.

(a)            Cendant and PHH agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to either Party or their Subsidiaries with respect to the PHH Business or the business of Cendant, including but not limited to the attorney-client and work product privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 1.6. With respect to Privileged Information of Cendant (as defined below), Cendant shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and PHH shall take no action (nor permit any of its Subsidiaries to take action) without the prior written consent of Cendant that could result in any waiver of any Privilege that could be asserted by Cendant or any of its Subsidiaries under applicable law and this Agreement. With respect to Privileged Information of PHH (as defined below), PHH shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Cendant shall take no action (nor permit any of its Subsidiaries to take action) without the prior written consent of PHH that could result in any waiver of any Privilege that could be asserted by PHH or any of its Subsidiaries under applicable law and this Agreement. The rights and obligations created by this Section 1.6 shall apply to all Information as to which Cendant or PHH or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Distribution (“Privileged Information”). Privileged Information of Cendant includes but is not limited to (i) any and all Privileged Information regarding the business of Cendant and its Subsidiaries (other than the PHH Business; provided that PHH has assumed and will be liable on or after the Distribution Date for any Liability or claim arising with respect to such Information), whether or not it is in the possession of PHH or any of its Subsidiaries; (ii) all communications subject to a Privilege between counsel for Cendant (including in-house counsel) and any person who, at the time of the communication, was an employee of Cendant, regardless of whether such employee is or becomes an employee of PHH or any of its Subsidiaries and (iii) all Information that refers or relates to Privileged Information of Cendant. Privileged Information of PHH includes but is not limited to (x) any and all Privileged Information regarding the PHH Business, whether or not it is in the possession of Cendant or any of its Subsidiaries; provided that PHH has assumed and will be liable on or after the Distribution Date for any Liability or claim arising with respect to such Information; (y) all communications subject to a Privilege between counsel for the PHH Business (including in-house counsel and former in-house counsel who are employees of Cendant) and any person who, at the time of the communication, was an employee of PHH, regardless of whether such employee was, is or becomes an employee of Cendant or any of its Subsidiaries and (z) all Information that refers or relates to Privileged Information of PHH.

(b)            Upon receipt by Cendant or PHH, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, or if Cendant or PHH, as the case may be, obtains knowledge that any current or former employee of Cendant or PHH, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Cendant or PHH, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 1.6 or otherwise to prevent the production or disclosure of Privileged Information. Cendant or PHH, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 1.6 unless (a) the other has provided its express written consent to such production or disclosure or (b) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(c)            Cendant’s transfer of books and records pertaining to the PHH Business and other Information to PHH, Cendant’s agreement to permit PHH to obtain Information existing prior to the Distribution Date, PHH’s transfer of books and records pertaining to Cendant, if any, and other Information and PHH’s agreement to permit Cendant to obtain Information existing prior to the Distribution Date are made in reliance on Cendant’s and PHH’s respective agreements, as set forth in Section 1.5 and this Section 1.6, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Cendant or PHH, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 1.3 and Section 1.4 and the disclosure to PHH and Cendant of Privileged Information relating to the PHH Business or the business of Cendant pursuant to this Agreement shall not be asserted by Cendant or PHH to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 1.6 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Cendant and PHH in, or the obligations imposed upon Cendant and PHH by, this Section 1.6.

Section 1.7       Mail And Other Communications. After the Distribution Date, each of Cendant and PHH may receive mail, facsimiles, packages and other communications properly belonging to the other. Accordingly, at all times after the Distribution Date, each of Cendant and PHH authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other Party or any of the other Party’s officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications, including, without limitation, notices of any liens or encumbrances on any asset transferred to PHH in connection with its separation from Cendant (or, in case the same relate to both businesses, copies thereof), to the other Party as provided for in Section 4.5 hereof. The provisions of this Section 1.7 are not intended to, and shall not, be deemed to, constitute an authorization by either Cendant or PHH to permit the other to accept service of process on its behalf and neither Party is or shall be deemed to be the agent of the other for service of process purposes.

Section 1.8       Payment Of Expenses. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the Parties relating to the Distribution, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred, and directly related to the transactions contemplated hereby shall be paid by Cendant; provided, however, that Cendant shall not be obligated to pay any such expenses incurred by PHH unless such expenses shall have had the prior written approval of an officer of Cendant. Notwithstanding the foregoing, PHH and Cendant shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the Distribution.

Section 1.9       Dispute Resolution.

(a)            Negotiation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, or the transactions contemplated hereby (a “Dispute”), upon the written notice of any Party hereto, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. If the Parties are unable for any reason to resolve a Dispute within 30 days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 1.9(b) hereof.

(b)            Mediation. Any Dispute not resolved pursuant to Section 1.9(a) hereof shall, at the request (the “Mediation Request”) of any Party (the “Disputing Party”), be submitted to mediation in accordance with the then-prevailing Commercial Mediation Rules of the American Arbitration Association, as modified herein (the “Rules”). The mediation shall be held in New York, New York. The Parties shall have twenty (20) days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Disputing Party (or Parties) of a Mediation Request, then any Party may request (on written notice to the other Party), that the American Arbitration Association appoint a mediator in accordance with the Rules. All mediation pursuant to this Section 1.9(b) shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. Neither Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation award without the prior written consent of such other Party except in the course of a judicial or regulatory proceeding or as may be required by law, rule or regulation or requested by a governmental authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days of receipt by a Disputing Party of notice in accordance with Section 4.5 (whichever occurs sooner) or within such longer period as the Parties may agree to in writing, then any Party may file an action on the Dispute in any court having jurisdiction in accordance with Section 4.3 herein.

Section 1.10       Governmental Approvals. To the extent that any of the transactions contemplated by this Agreement requires any Governmental Approvals, the Parties will use their commercially reasonable best efforts to obtain such Governmental Approvals.

Section 1.11       No Representation Or Warranty. Cendant does not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of or covenant with respect to:

(a)      the value of any asset or thing of value transferred, or to be transferred, to PHH;

(b)      the freedom from encumbrance of any asset or thing of value transferred, or to be transferred, to PHH; provided, however, that Cendant agrees to notify PHH promptly in the event Cendant receives any notice or claim of any encumbrance on or against any asset or thing of value transferred, or to be transferred, to PHH;

(c)      the absence of defenses or freedom from counterclaims with respect to any claim transferred, or to be transferred, to PHH; provided, however, that neither Cendant nor its Subsidiaries have any counterclaims with respect to any claim transferred, or to be transferred, to PHH; or

(d)      the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, delivery and filing.

Except as may expressly be set forth herein or in any Ancillary Agreement, all assets transferred, or to be transferred, to PHH have been, or shall be, as the case may be, transferred “AS IS, WHERE IS” and PHH shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in PHH good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

Section 1.12      Employee Solicitation. Neither Cendant nor any Cendant Affiliate on the one hand, nor PHH nor any PHH Affiliate on the other hand, will, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, hire as an employee or independent contractor (i) for a period of two years following the Distribution Date, any person employed by the other Party whose then current annual base salary plus then current target cash bonus exceeds $150,000 (excluding any equity-based compensation), or (ii) for a period of two years following the Distribution Date, any person employed by the other Party who provides information technology services whose then current annual base salary plus then current target cash bonus exceeds $75,000 (excluding any equity-based compensation).

Section 1.13      Public Announcements. PHH shall not issue a press release or other public announcement making reference to the transactions contemplated by this Agreement, other than as required by law, unless it has received the prior written approval of Cendant with respect to the proposed text of such press release or announcement, which approval shall not be unreasonably withheld or delayed, nor shall it make or publish any statement that is, or may be reasonably considered to be, disparaging of Cendant or any Cendant Affiliate, directors, employees, products or services.

Section 1.14      Pension Plan.

(a)            As of the Distribution Date, PHH shall have adopted, approved and established the PHH Corporation Pension Plan, which shall be substantially identical in all material respects to the Cendant Corporation Pension Plan, except that only those persons who (i) are actively employed by PHH as of the Distribution Date and (ii) have accrued a benefit under the Cendant Corporation Pension Plan as of the Distribution Date shall be eligible to participate therein (the “Eligible PHH Participants”). The PHH Corporation Pension Plan shall be qualified under Section 401(a) of the Code, and the trust under such plan shall be qualified under Section 501(a) of the Code. PHH shall take such action to obtain a determination letter in respect of the PHH Corporation Pension Plan.

(b)            As of the Distribution Date, the PHH Corporation Pension Plan shall assume all Liabilities and obligations owed to the Eligible PHH Participants under the Cendant Corporation Pension Plan (and all predecessor plans). In addition and notwithstanding the generality of the foregoing, as of the Distribution Date, PHH shall retain or assume, as the case may be, all Liabilities and obligations owed or accrued with respect to active employees of PHH (or any PHH Affiliate) as of the Distribution Date under all non-qualified supplemental pension plans, including, without limitation, any supplemental executive retirement plan or excess benefits plan, (collectively, “Supplemental Plans”) which cover such active employees, or with respect to which any such employee has an accrued benefit. Cendant and the Cendant Corporation Pension Plan, as applicable, shall retain all Liabilities and obligations owed to all other participants (the “Eligible Cendant Participants”) under the Cendant Corporation Pension Plan (and all predecessor plans, including benefits of participants who are not active employees of PHH or a PHH Affiliate as of the Distribution Date under Supplemental Plans). Following the Distribution Date, Eligible PHH Participants shall continue to accrue additional benefits under the PHH Corporation Pension Plan in accordance with the terms and conditions of the PHH Corporation Pension Plan; provided, however, that, immediately following the Distribution, such terms and conditions shall be identical to the terms and conditions of the Cendant Corporation Pension Plan as in effect immediately prior to the Distribution Date, except that for all purposes references to service performed after the Distribution Date with Cendant shall instead apply to service with PHH; and; further, provided, that the foregoing shall in no way alter any right of PHH to, subsequent to the Distribution Date, amend or terminate the PHH Corporation Pension Plan or any Supplemental Plan in accordance with its terms and applicable law.

(c)            Notwithstanding any other provision set forth in this Agreement (i) PHH and the PHH Corporation Pension Plan hereby agree to indemnify and hold harmless Cendant and the Cendant Corporation Pension Plan (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all claims, obligations and Liabilities applicable to or brought by the Eligible PHH Participants relating to the provision of pension benefits and the transactions contemplated hereunder, whether pursuant to the Cendant Corporation Pension Plan, the PHH Corporation Pension Plan, any predecessor or Supplemental Plan or otherwise and (ii) Cendant and the Cendant Corporation Pension Plan hereby agree to indemnify and hold harmless PHH and the PHH Corporation Pension Plan (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all claims, obligations and Liabilities applicable to or brought by the Eligible Cendant Participants relating to the provision of pension benefits and the transactions contemplated hereunder, whether pursuant to the PHH Corporation Pension Plan, the Cendant Corporation Pension Plan, any predecessor or Supplemental Plan or otherwise.

(d)            In consideration of the PHH Corporation Pension Plan accepting and assuming the Liabilities and obligations owed to Eligible PHH Participants, Cendant will cause the Cendant Corporation Pension Plan to make a direct transfer of a portion of its assets held in trust to the trust under the PHH Corporation Pension Plan (as soon as practicable but not earlier than 30 days following the filing of Form 5310A with the Internal Revenue Service). The value of the assets to be transferred from the Cendant Corporation Pension Plan to the PHH Corporation Plan will be determined as of the Distribution Date, and such value will be determined based upon applicable law, including under ERISA and IRS regulations, and as further reasonably agreed to by the respective independent actuaries engaged by the respective plans. With respect to each Eligible PHH Participant, the foregoing transfer and assumption of Liabilities shall be in accordance with Section 414(l) of the Code.

(e)            PHH and Cendant will reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 1.14.

Section 1.15       401(k) Plan.

(a)            As the Distribution Date, PHH shall have adopted, approved and established the PHH Corporation Employee Savings Plan (the “PHH 401(k) Plan”), which shall be substantially identical to the Cendant Corporation Employee Savings Plan (the “Cendant 401(k) Plan”), except that only persons who are actively employed by PHH following the Distribution Date, shall, following the Distribution Date, be eligible to participate therein. Following the Distribution Date (or, if earlier, the implementation of the PHH 401(k) Plan), no active employees of PHH shall be eligible to participate in the Cendant Corporation Employee Savings Plan. PHH shall promptly obtain a favorable IRS Determination Letter in respect of the PHH 401(k) Plan.

(b)            Immediately following the Distribution Date, Cendant shall direct the trustee of the Cendant 401(k) Plan to transfer to the PHH 401(k) Plan all of the assets relating to account balances of all PHH 401(k) Plan participants as of the date of transfer, in kind, and including loan balances and loan agreements. Upon such transfer, PHH and the PHH 401(k) Plan shall assume all Liabilities under the Cendant 401(k) Plan with respect to all such PHH 401(k) Plan participants.

(c)            PHH and Cendant will cooperate in order to accomplish the foregoing and to file any required forms.

Section 1.16       Retiree Medical Plan. As of the Distribution Date, PHH shall have adopted, approved and established the PHH Corporation Retiree Medical Plan, and Cendant shall have adopted the Cendant corporation Retiree Medical Plan, in such forms substantially as previously disclosed to each other. Following the Distribution Date (i) PHH shall assume any and all retiree medical and retiree insurance obligations, to the extent in existence immediately prior to the Distribution Date, related to any person who is actively employed by PHH immediately following the Distribution Date and (ii) Cendant shall retain any and all retiree medical and retiree insurance obligations, to the extent in existence immediately prior to the Distribution Date, related to both (A) any person who was formerly employed by PHH and has retired by either PHH or Cendant prior to the Distribution Date and (B) any person who does not become an employee of PHH immediately following the Distribution Date.

Section 1.17       Deferred Compensation Plans. As of the Distribution Date, PHH shall have taken all steps necessary and appropriate to transfer and assign to Cendant sponsorship of the PHH Corporation Directors Deferred Compensation Plan and the PHH Corporation Directors Deferred Stock Plan (collectively, the “Director Plans”) and all liabilities and obligations thereunder (the “Director Plan Liabilities”). Such transfer and assignment shall be subject to and contingent upon (i) Cendant’s agreement to assume the Director Plans and the Director Plan Liabilities (which agreement shall not be unreasonably withheld) and (ii) the transfer by PHH to Cendant of all assets, trusts and other funding vehicles relating to the Director Plans and the Director Plan Liabilities, which assets, trusts and vehicles shall be at least equal in value to the Director Liabilities as of the date of actual transfer.

Section 1.18       Equity Awards. In accordance with such terms as the Cendant Compensation Committee shall determine in connection with the Distribution, Cendant shall adjust some or all of the Cendant equity-based incentive awards held by employees of PHH such that they are converted into awards based on or relating to PHH common stock. Following such adjustment and conversion, PHH shall assume all such awards relating to PHH common stock and all Liabilities and obligations therefor.

Section 1.19       Certain Transactions

(a)            Prior to Distribution Date, Cendant and PHH shall, and shall cause each of their respective affiliates to, as applicable, (i) implement each of the following transactions: (a) the distribution by Cendant Mobility Services Corporation, a Delaware corporation (“Mobility”), to PHH of $100 million in cash, (b) the distribution by PHH to Cendant of all of the outstanding stock of Mobility (which, at such time, will own all the other entities comprising the relocation and fuel card businesses previously owned by PHH, directly and indirectly) and (c) the contribution by Cendant Finance Holdings Corporation, a Delaware corporation, to PHH of all of the membership interests of Speedy Title and Appraisal Review Services, LLC and (ii) issue the redemption notices in connection with the prepayment by PHH of $443 million of aggregate principal amount of outstanding unsecured indebtedness pursuant to the Note Purchase Agreement, dated May 3, 2002, between PHH and each of the purchasers named in Schedule A thereto.

(b)            Prior to the Distribution Date, Cendant and PHH shall, and shall cause each of their respective affiliates to, as applicable (to the extent not previously effected) eliminate (whether by repayment, capital contribution, discharge or otherwise)

all intercompany accounts between Cendant and any Cendant Affiliates, on the one hand, and PHH and any PHH Affiliates, on the other hand.

Section 1.20       Release. PHH shall terminate the following agreements at the earliest date possible pursuant to the terms of each agreement, respectively, (i) the Alliance Agreement dated as of June 30, 2000, between Avis Group Holdings, Inc.(“Avis”) and BNP Paribas, a French societe anonyme (“Paribas”), entered into on behalf of certain of PHH’s Subsidiaries (the “Alliance Agreement”) and (ii) the Technology Agreement dated August 9, 2000 among Avis, Paribas and certain PHH Subsidiaries, as amended (the “Technology Agreement”), unless PHH shall have obtained the prior written release from Paribas, in a form reasonably satisfactory to Cendant, releasing Avis and Wright Express LLC from any liability or obligations in connection with the Alliance Agreement and the Technology Agreement (the “Paribas Release”). In connection with obtaining the Paribas Release, Avis and Cendant agree to execute the Paribas Release and such other documents as, in the reasonable opinion of Cendant, may be necessary to effect the Paribas Release.

Section 1.21       Use of Cendant Name. Except as otherwise provided pursuant to (x) the Trademark License Agreement dated as of January 31, 2005 between TM Acquisition Corp., Century 21 Real Estate LLC, Coldwell Banker Real Estate Corporation, ERA Franchise Systems, Inc. and PHH Home Loans, LLC or (y) the Trademark License Agreement dated as of January 31, 2005 between TM Acquisition Corp., Coldwell Banker Real Estate Corporation, ERA Franchise Systems, Inc. and PHH Mortgage Corporation, PHH agrees that it shall, and shall cause all PHH Affiliates to, as soon as reasonably practicable after the Distribution Date and in any event within ninety (90) days after the Distribution Date, (i) cease to make any use of the name “Cendant” and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the “Cendant Marks”), (ii) terminate any license with Cendant or any Cendant Affiliates with respect to the use of any Cendant Marks, (iii) take all steps necessary, and fully cooperate with Cendant and any Cendant Affiliate, to remove the Cendant Marks from any corporate, trade, and assumed names and cancel any recordation of such names with any Governmental Authority, and change any corporate, trade, and assumed name that uses the Cendant Marks to a name that does not include the Cendant Marks or any variation, derivation, or colorable imitation thereof and (iv) remove, strike over or otherwise obliterate all Cendant Marks from (or otherwise not use) in all materials owned by PHH or any PHH Affiliate, including without limitation, any business cards, stationary, packaging materials, displays, signs, promotional and advertising materials, and other materials or media including any Internet usage or domain names that include the Cendant Marks.

ARTICLE II

MUTUAL RELEASES; INDEMNIFICATION

Section 2.1       Release Of Pre-Distribution Date Claims.

(a)            PHH Release. Except as provided in Section 2.1(c), as of the Distribution Date, PHH does hereby, for itself and as agent for each PHH Affiliate,

remise, release and forever discharge the Cendant Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(b)            Cendant Release. Except as provided in Section 2.1(c), as of the Distribution Date, Cendant does hereby, for itself and as agent for each Cendant Affiliate, remise, release and forever discharge the PHH Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(c)            No Impairment. Nothing contained in Section 2.1(a) or Section 2.1(b) shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement or any Ancillary Agreement, in each case in accordance with its terms, including, without limitation, any obligations relating to indemnification, including indemnification pursuant to Section 2.2 and Section 2.3 of this Agreement, and any Insurance Proceeds under any Cendant Insurance Policies relating to the PHH Business which PHH is entitled to be paid.

(d)            No Actions As To Released Pre-Distribution Date Claims. PHH agrees, for itself and as agent for each PHH Affiliate, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Cendant or any Cendant Affiliate, or any other Person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a). Cendant agrees, for itself and as agent for each Cendant Affiliate, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against PHH or any PHH Affiliate, or any other Person released pursuant to Section 2.1(b), with respect to any Liabilities released pursuant to Section 2.1(b).

(e)            Further Instruments. At any time, at the request of any other Party, each Party and the Cendant Affiliates or PHH Affiliates, as applicable, shall execute and deliver releases reflecting the provisions hereof.

Section 2.2       Indemnification By PHH. Except as otherwise provided in this Agreement, PHH shall, for itself and as agent for each PHH Affiliate, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Cendant Indemnitees from and against, and shall reimburse such Cendant Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Cendant Indemnitees, or which are imposed upon the Cendant Indemnitees, and that relate to, arise or result from, whether prior to or following the Distribution Date, any of the following items (without duplication):

(a)            any PHH Liability;

(b)            any breach by PHH or any PHH Affiliate of this Agreement or any of the Ancillary Agreements; and

(c)            any Liabilities relating to the Registration Statement, the Information Statement or the Investor Presentation, in each case, other than the Cendant Portions.

Except for any payment by PHH or any PHH Affiliate relating to the Escheatment Matter, in the event that PHH or any PHH Affiliate makes a payment to the Cendant Indemnitees hereunder, and any of the Cendant Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Cendant), Cendant will promptly repay (or will procure a Cendant Indemnitee to promptly repay) such PHH Affiliate the amount by which the payment made by such PHH Affiliate exceeds the actual cost of the associated indemnified Liability.

Section 2.3       Indemnification By Cendant. Except as otherwise provided in this Agreement, Cendant shall, for itself and as agent for each Cendant Affiliate, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the PHH Indemnitees from and against, and shall reimburse such PHH Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the PHH Indemnitees, or which are imposed upon the PHH Indemnitees, and that relate to, arise or result from, whether prior to or following the Distribution Date, any of the following items (without duplication):

(a)            any Liability of Cendant or any Cendant Affiliate arising out of the operation or conduct of the Cendant Business prior to, on or after the Distribution Date;

(b)            any breach by Cendant or any Cendant Affiliate of this Agreement or any of the Ancillary Agreements;

(c)            any Liabilities relating to Cendant Portions; and

(d)            any Liabilities for the matters set forth in Exhibit D.

In the event that Cendant or any Cendant Affiliate makes a payment to the PHH Indemnitees hereunder, and any of the PHH Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from PHH), PHH will promptly repay (or will procure a PHH Indemnitee to promptly repay) such Cendant Affiliate the amount by which the payment made by such Cendant Affiliate exceeds the actual cost of the indemnified Liability.

Section 2.4       Contribution.

(a)            If the indemnification provided for in Section 2.2(c) or Section 2.3(c) is unavailable to an indemnified party in respect of any Losses referred to therein, then an Indemnifying Party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of PHH or any PHH Affiliate on the one hand and Cendant or any Cendant Affiliate on the other in connection with the statements or omissions that resulted in such Losses.

(b)            No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 2.5       Ancillary Agreement Liabilities. Notwithstanding any other provision in this Agreement to the contrary, any Liability specifically assumed by, or allocated to, a Party in any of the Ancillary Agreements shall be governed exclusively by the terms of such Ancillary Agreement. Moreover, notwithstanding anything in this Agreement to the contrary, this Agreement shall have no application to any matter that is governed by the Tax Sharing Agreement.

Section 2.6       Other Agreements Evidencing Indemnification Obligations. Cendant hereby agrees to execute, for the benefit of any PHH Indemnitee, such documents as may be reasonably requested by such PHH Indemnitee, evidencing Cendant’s agreement that the indemnification obligations of Cendant set forth in this Agreement inure to the benefit of and are enforceable by such PHH Indemnitee. PHH hereby agrees to execute, for the benefit of any Cendant Indemnitee, such documents as may be reasonably requested by such Cendant Indemnitee, evidencing PHH’s agreement that the indemnification obligations of PHH set forth in this Agreement inure to the benefit of and are enforceable by such Cendant Indemnitee.

Section 2.7       Reductions For Insurance Proceeds And Other Recoveries.

(a)            Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 2.2 or Section 2.3, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Agreement from an Indemnifying Party in respect of any indemnifiable Loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable Loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable Loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).

(b)            Tax Cost/Tax Benefit. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 2.2 or Section 2.3, as applicable, shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying such loss or other Liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this Section 2.7(b) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee’s Liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary. Notwithstanding any other provision of this Agreement, to the extent permitted by applicable law and unless otherwise required by any Final Determination, the Parties hereto agree that any Indemnity Payment made hereunder shall be treated as a capital contribution or dividend distribution, as the case may be, made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or deductible by the payor.

Section 2.8       Procedures For Defense, Settlement And Indemnification Of Third Party Claims. Except as provided in Exhibit D, the Parties agree as follows:

(a)            Notice Of Claims. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Cendant Affiliate or a PHH Affiliate of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, Cendant and PHH (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than thirty (30) days, after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 2.8 shall not relieve the related Indemnifying Party of its obligations under this ARTICLE II, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

(b)            Defense By Indemnifying Party. An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.

(c)            Defense By Indemnitee. If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) calendar days after receipt of written notice in accordance with Section 4.5 of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 2.8; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld or delayed.

Section 2.9       Additional Matters.

(a)            Cooperation In Defense And Settlement. With respect to any Third Party Claim that implicates both PHH and Cendant in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b)            Pre-Distribution Date Actions. Except with respect to matters pertaining solely to, or solely in connection with, the PHH Business, Cendant may, in its sole discretion have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Distribution Date relating to or arising in connection with, in any manner, the PHH assets or the PHH Liabilities if Cendant or a Cendant Affiliate is named as a party thereto; provided, however, that Cendant must obtain the prior written consent of PHH, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to any such Action involving amounts in excess of the greater of (i) $1,000,000 and (ii) the amount reserved on the accounting records of PHH at the time of the Distribution with respect to such Action; provided, however, that Cendant shall not settle any such Action without the prior written consent of PHH if the terms of such settlement would materially restrict the conduct by PHH or any PHH Affiliate in any line of business in any geographic area. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Cendant shall reasonably and fairly allocate to PHH, after reasonable consultation with PHH, and PHH shall be responsible for PHH’s proportionate share of, any such compromise, settlement, consent or judgment attributable to the PHH Business, the PHH assets and/or the PHH Liabilities, including its proportionate share of the costs and expenses associated with defending same.

(c)            Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this ARTICLE II shall not be altered.

(d)            Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third

Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)            Certain Pending Settlements. Notwithstanding any other provision in this Agreement, Cendant may, in its sole discretion, have exclusive authority and control over the investigation, prosecution, defense, settlement and appeal of all matters relating to any investigation, claim or allegation by, or on behalf of, any federal, state, local, foreign or international governmental authority, pending at the Distribution Date, relating to whether Cendant, any Cendant Affiliate, PHH or any PHH Affiliate owe amounts with respect to unclaimed property (the “Escheatment Matter”). If (i) Cendant enters into any compromise, settlement, consent to entry of judgment or entry of judgment in connection with the Escheatment Matter and (ii) Cendant elects, in its sole discretion, to include PHH or any PHH Affiliate in any such compromise, settlement, consent to entry of judgment or entry of judgment in connection with the Escheatment Matter, Cendant shall reasonably and fairly allocate to PHH, after reasonable consultation with PHH, and PHH shall be responsible for PHH’s proportionate share of, any such compromise, settlement, consent or judgment attributable to the PHH Business, the PHH assets and/or the PHH Liabilities, including its proportionate share of the costs and expenses associated with defending or settling same.

(f)            Assumption of Certain Agreements. PHH agrees to assume all rights and obligations of Avis under (i) the Alliance Agreement, except those obligations pertaining to compliance by Wright Express LLC with the provisions of Article 14 of the Alliance Agreement applicable to Wright Express LLC, and (ii) the Technology Agreement.

Section 2.10       Survival Of Indemnities. Notwithstanding any other provision of this Agreement to the contrary, the rights and obligations of the Cendant Affiliates and the PHH Affiliates under this ARTICLE II shall survive indefinitely.

ARTICLE III

INSURANCE MATTERS

Section 3.1       Cooperation; Payment Of Insurance Proceeds To PHH; Agreement Not To Release Carriers. Each of Cendant and PHH will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Cendant, at the request of PHH, shall cooperate with and use commercially reasonable efforts to assist PHH in recovering Insurance Proceeds under Cendant Insurance Policies for claims relating to the PHH Business, the PHH assets or the PHH Liabilities, whether such claims arise under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before, on or after the Distribution Date, and shall promptly pay any such recovered Insurance Proceeds to PHH.

Neither Cendant nor PHH, nor any of their Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with either Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, after the Distribution Date, neither Cendant nor PHH shall (and each Party shall ensure that no Cendant Affiliate or PHH Affiliate, as applicable, shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any Cendant Affiliate or any PHH Affiliate thereunder. However, nothing in this Section 3.1 shall (A) preclude any Cendant Affiliate or any PHH Affiliate from presenting any claim or from exhausting any policy limit, (B) require any Cendant Affiliate or any PHH Affiliate to pay any premium or other amount or to incur any Liability, or (C) require any Cendant Affiliate or any PHH Affiliate to renew, extend or continue any policy in force.

Section 3.2       PHH Insurance Coverage After The Distribution. From and after the Distribution, PHH shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Cendant’s insurance programs.

Section 3.3       Responsibilities For Deductibles And/Or Self-Insured Obligations. PHH will reimburse Cendant for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with PHH Liabilities and Insured PHH Liabilities to the extent that Cendant is required to pay any such amounts.

Section 3.4       Procedures With Respect To Insured PHH Liabilities.

(a)            Reimbursement. PHH will reimburse Cendant for all out-of-pocket expenses reasonably incurred by it to pursue insurance recoveries from Insurance Policies for Insured PHH Liabilities.

(b)            Management Of Claims. The defense of claims, suits or actions giving rise to potential or actual Insured PHH Liabilities will be managed (in conjunction with Cendant’s insurers, as appropriate) by the Party that would have had responsibility for managing such claims, suits or actions had such Insured PHH Liabilities been PHH Liabilities.

Section 3.5       Cooperation. Cendant and PHH will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this ARTICLE III.

Section 3.6       No Assignment Or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of Cendant or any

Cendant Affiliate in respect of any Insurance Policy or any other contract or policy of insurance.

Section 3.7       No Liability. PHH does hereby, for itself and as agent for each PHH Affiliate, agree that no Cendant Affiliate nor any Cendant Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Cendant and its Subsidiaries as in effect at any time prior to the Distribution, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, so long as Cendant complies with the provisions of, and maintains the coverages required by, this ARTICLE III.

Section 3.8       Additional Or Alternate Insurance. Notwithstanding any provision of this Agreement, Cendant and PHH shall work together to evaluate insurance options and secure additional or alternate insurance for PHH and/or Cendant if desired by and cost effective for PHH and Cendant. Nothing in this Agreement shall be deemed to restrict any PHH Affiliate from acquiring, at any time, at its own expense any other insurance policy in respect of any Liabilities or covering any period.

Section 3.9       Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any Ancillary Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1       LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY CENDANT AFFILIATE OR ANY PHH AFFILIATE BE LIABLE TO ANY OTHER CENDANT AFFILIATE OR ANY PHH AFFILIATE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES RELATE TO A CLAIM FOR INDEMNIFICATION PURSUANT TO SECTION 2.2 OR SECTION 2.3 OR A BREACH OF ANY OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS.

Section 4.2       Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto,

constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 4.3       Governing Law And Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect (to the fullest extent provided by law) to any choice or conflict of law provision or rule thereof which might result in the application of the laws of any other jurisdiction. Subject to Section 1.9, each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 4.5 (or to such other address for notice that such Party has given the other Party written notice of in accordance with Section 4.5) shall be effective service of process for any litigation brought against it in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 4.4       Termination; Amendment. This Agreement may be terminated at any time by mutual consent of Cendant and PHH, evidenced by an instrument in writing signed on behalf of each of the Parties. This Agreement may be amended only with the mutual consent of Cendant and PHH, evidenced by an instrument in writing signed on behalf of each of the Parties.

Section 4.5       Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

if to Cendant:

Cendant Corporation

9 West 57th Street
New York, New York 10021
Attention: Eric J. Bock,
          Executive Vice President-Law and
          Corporate Secretary
Fax: (212) 413-1922

if to PHH:

PHH Corporation

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
Attention: William F. Brown
Fax: (856) 917-0950

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 4.6       Counterparts. This Agreement, including the Ancillary Agreement and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in two counterparts, each of which shall be deemed to be an original but both of which shall constitute one and the same agreement.

Section 4.7       Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided that, any PHH Affiliate, the PHH Indemnitees, any Cendant Affiliate and the Cendant Indemnitees shall be entitled to the benefits and subject to the obligations of those provisions of this Agreement which expressly confer rights and/or impose obligations upon them. Such provisions of this Agreement may be enforced separately by each Cendant Affiliate, each Cendant Indemnitee, each PHH Affiliate and each PHH Indemnitee. Except for an assignment from Cendant to any other Cendant Affiliate, Cendant may not assign this Agreement or any rights or obligations hereunder, without the prior written consent of PHH, and any such assignment shall be void. PHH may not assign this Agreement or any rights or obligations hereunder, without the prior written consent of Cendant, and any such assignment shall be void.

Section 4.8       Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.9         Failure Or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 4.10       Authority. Each of the Parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 4.11       Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 4.12       Conflicting Agreements. None of the provisions of this Agreement are intended to supersede any provision in any Ancillary Agreement or any other agreement with respect to the respective subject matters thereof. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

Section 4.13       Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto. Notwithstanding the foregoing to the contrary, any PHH Affiliate, the PHH Indemnitees, any Cendant Affiliate and the Cendant Indemnitees shall be entitled to the benefits of those provisions of this Agreement which expressly confer rights upon them.

Section 4.14       Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

ARTICLE V

DEFINITIONS

Section 5.1       Defined Terms. The following capitalized terms shall have the meanings given to them in this Section 5.1:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to Taxes.

“Agreement” shall mean this Separation Agreement, together with the schedules and exhibits hereto, as the same may be amended from time to time in accordance with the provisions hereof.

“Alliance Agreement” shall have the meaning set forth in Section 1.20.

“Ancillary Agreements” shall mean the Tax Sharing Agreement and the Transition Services Agreement.

“Avis” shall have the meaning set forth in Section 1.20.

“Cendant” shall have the meaning set forth in the preamble to this Agreement.

“Cendant Affiliate” means any corporation or other entity directly or indirectly controlled by Cendant, but excluding PHH and any PHH Affiliate.

“Cendant’s Auditors” shall have the meaning set forth in Section 1.4(a) of this Agreement.

“Cendant Business” means any business of Cendant other than the PHH Business.

“Cendant Indemnitees” means Cendant, each Cendant Affiliate and each of their respective directors, officers and employees.

“Cendant Marks” shall have the meaning set forth in Section 1.21.

“Cendant Portions” means all information set forth in, or incorporated by reference into, the Registration Statement, to the extent such information is set forth on Exhibit C.

“Cendant 401(k) Plan” shall have the meaning set forth in Section 1.15(a).

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Confidential Business Information” shall have the meaning set forth in Section 1.5(a)(iii) of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 1.5(a)(i) of this Agreement.

“Confidential Operational Information” shall have the meaning set forth in Section 1.5(a)(ii) of this Agreement.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Control Rules” shall have the meaning set forth in Section 1.4(d).

“Director Plans” shall have the meaning set forth in Section 1.17.

“Director Plan Liabilities” shall have the meaning set forth in Section 1.17.

“Dispute” shall have the meaning set forth in Section 1.9(a).

“Disputing Party” shall have the meaning set forth in Section 1.9(b).

“Distribution” means the distribution by Cendant of all of the shares of common stock of PHH held by it to the holders of Cendant’s common stock on a pro rata basis.

“Distribution Date” means the date of the Distribution.

“Eligible PHH Participants” shall have the meaning set forth in Section 1.14(a).

“Eligible Cendant Participants” shall have the meaning set forth in Section 1.14(b).

“Escheatment Matter” shall have the meaning set forth in Section 2.9(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Determination” has the meaning set forth in the Tax Sharing Agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 2.2 or Section 2.3 hereof or any other section of this Agreement or any Ancillary Agreement.

“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Section 2.2 or Section 2.3 hereof or any other section of this Agreement or any Ancillary Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Information Statement” means that certain information statement filed by PHH on Form 8-K on January 19, 2005.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; or (c) from Insurance Policies.

“Insured PHH Liability” means any PHH Liability to the extent that (i) it is covered under the terms of Cendant’s Insurance Policies in effect prior to the Distribution, and (ii) PHH is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

“Investor Presentation” means that certain investor presentation of PHH Corporation furnished on Form 8-K on January 19, 2005.

“Liabilities” means all claims, debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, incidental and/or punitive damages (other than special, consequential, indirect, incidental and/or punitive damages awarded to any third party against an indemnified party).

“Mediation Request” shall have the meaning set forth in Section 1.9(b).

“Mobility” shall have the meaning set forth in Section 1.19.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Paribas” shall have the meaning set forth in Section 1.20.

“Paribas Release” shall have the meaning set forth in Section 1.20.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“PHH” shall have the meaning set forth in the preamble to this Agreement.

“PHH Affiliate” means any corporation or other entity directly or indirectly controlled by PHH other than PHH Home Loans, LLC and any of its Subsidiaries.

“PHH’s Auditors” shall have the meaning set forth in Section 1.4(a) of this Agreement.

“PHH Balance Sheet” shall mean PHH’s Pro Forma Balance Sheet as of September 30, 2004.

“PHH Business” shall mean any business conducted by PHH or any of its Subsidiaries either prior to or following the Distribution Date other than (i) PHH’s relocation business conducted by Cendant Mobility Services Corporation and its Subsidiaries and PHH’s other Subsidiaries that engaged in such relocation business and (ii) PHH’s fuel card business conducted by Wright Express LLC and its Subsidiaries and PHH’s other subsidiaries that engaged in such fuel card business.

“PHH Excluded Liability” shall mean any Liability for matters described in Exhibit D.

“PHH Indemnitees” means PHH, each PHH Affiliate and each of their respective directors, officers and employees.

“PHH Liability” shall mean (without duplication) the following Liabilities other than any PHH Excluded Liability:

(i)       all Liabilities reflected in the PHH Balance Sheet;

(ii)       all Liabilities of Cendant or its Subsidiaries that arise after the date of the PHH Balance Sheet that would be reflected in a PHH balance sheet as of the date of such Liabilities, if such balance sheet was prepared using the same principles and accounting policies under which the PHH Balance Sheet was prepared;

(iii)       all Liabilities that should have been reflected in the PHH Balance Sheet but are not reflected in the PHH Balance Sheet due to mistake or unintentional omission;

(iv)       all Liabilities whether arising before, on or after the Distribution Date, that relate to, arise or result from:

(1)            the operation, or any of the assets, of the PHH Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(2)            the operation of any business conducted by any PHH Affiliate at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(v)       all Liabilities relating to, or arising from, any performance guaranty of Avis in connection with indebtedness issued by Chesapeake Funding, LLC;

(vi)       all Liabilities in respect of any employee of PHH or any PHH Affiliate;

(vii)       all Liabilities of Cendant or any Cendant Affiliate, or PHH or any PHH Affiliate that are not expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Cendant or any Cendant Affiliate;

(viii)     all Liabilities arising out of or relating to (x) the Alliance Agreement, except those obligations pertaining to compliance by Wright Express LLC with the provisions of Article 14 of the Alliance Agreement applicable to Wright Express LLC, or (y) the Technology Agreement; and

(ix)       all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed or retained by PHH or any PHH Affiliate (including, without limitation, the Liabilities assumed or retained pursuant to Sections 1.14, 1.15, 1.16 and 1.18), and all agreements, obligations and Liabilities of any PHH Affiliate under this Agreement or any of the Ancillary Agreements.

“PHH 401(k) Plan” shall have the meaning set forth in Section 1.15(a).

“Privileges” shall have the meaning set forth in Section 1.6(a) of this Agreement.

“Privileged Information” shall have the meaning set forth in Section 1.6(a) of this Agreement.

“Registration Statement” shall have the meaning set forth in the recitals to this Agreement.

“Rules” shall have the meaning set forth in Section 1.9(b).

“SEC” shall have the meaning set forth in Section 1.4(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Supplemental Plan” shall have the meaning set forth in Section 1.14(b) of this Agreement.

“Tax” and “Taxes” have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, attached as Exhibit A to this Agreement.

“Technology Agreement” shall have the meaning set forth in Section 1.20.

“Transition Services Agreement” means the Transition Services Agreement, attached as Exhibit B to this Agreement.

“Third Party Claim” has the meaning set forth in Section 2.8(a) of this Agreement.

WHEREFORE, the Parties have signed this Separation Agreement effective as of the date first set forth above.

CENDANT CORPORATION

By:	/s/ Eric J. Bock

Name:	Eric J. Bock
Title:	Executive Vice President, Law and Corporate Secretary

PHH CORPORATION

By:	/s/ Terence W. Edwards

Name:	Terence W. Edwards
Title:	President and Chief Executive Officer

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